EXHIBIT 4.3

AMENDMENT NO. 1 TO WARRANT AGREEMENT
THIS AMENDMENT NO. 1 TO WARRANT AGREEMENT, dated as of September 30, 2018 (this “Amendment”), by and between Zions Bancorporation, a Utah corporation (the “Company”), and ZB, National Association (formerly Zions First National Bank), a national banking association organized under the laws of the United States (the “Warrant Agent”). Defined terms used herein and not otherwise defined shall have the meanings given to them in the Warrant Agreement;
WHEREAS, the Company and the Warrant Agent have previously entered into that certain Warrant Agreement, dated as of May 25, 2010 (the “Warrant Agreement”);
WHEREAS, the Company has entered into that certain Agreement and Plan of Merger (as the same may be amended, modified or supplemented from time to time, the “Merger Agreement”), amended and restated on July 10, 2018, with the Warrant Agent, pursuant to which Company will merge with and into the Warrant Agent (the “Merger”), with the Warrant Agent surviving the Merger (the “Surviving Entity”);
WHEREAS, the Merger is a Reorganization Event in accordance with Section 6.07(a) of the Warrant Agreement and in connection with the Merger Agreement the parties desire to amend the Warrant Agreement in accordance with Sections 6.07(d) and 7.03 as set forth herein; and
WHEREAS, ZB, National Association, as successor to the Company in the Merger, desires to assume all the Company’s obligations under this Warrant Agreement and the Warrant.
NOW, THEREFORE, in consideration of the premises set forth herein and the agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:
Section 1. Reorganization Event.
(a)    Pursuant to Section 6.07(a) of the Warrant Agreement, following the effective time of the Merger, each Warrant to purchase one share of common stock of the Company shall be exercisable for the right to purchase one share of common stock of the Surviving Entity.
(b)    Pursuant to Section 6.08 of the Warrant Agreement, ZB, National Association, as successor to the Company in the Merger, hereby expressly assumes all the Company’s obligations under the Warrant Agreement and the Warrants.
Section 2.     Miscellaneous Provisions
(a)    No Other Amendments; Confirmation. Except as expressly amended by this Amendment, the provisions of the Warrant Agreement are and shall remain in full force and effect, without any waiver, amendment or modification of any provision thereof.
(b)    No Third Party Beneficiaries. Nothing in this Amendment expressed and nothing that may be implied from any of the provisions hereof is intended, or shall be construed, to confer upon, or give to, any Person other than the parties hereto and the Warrant holders any right, remedy or claim under or by reason of this Amendment or of any covenant, condition, stipulation, promise or agreement hereof, and all covenants, conditions, stipulations, promises and agreements contained in this Amendment shall be for the sole and exclusive benefit of the parties hereto and their successors and the Warrant holders.
(c)    Governing Law. This Amendment shall be governed by and interpreted in accordance with the laws of the State of New York without giving effect to the principles of conflicts of laws thereof.
(d)    Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument, and a facsimile or portable document format (pdf) document shall be deemed to be an original signature for all purposes under this Amendment.
(e)    Entire Agreement. The Warrant Agreement, as amended hereby, represents the entire understanding of the parties hereto with reference to the matters set forth herein. The Warrant Agreement, as amended hereby, supersedes all prior negotiations, discussions, correspondence, communications and prior agreements among the parties hereto relating to the subject matter herein.
[Signature Page Follows.]
IN WITNESS WHEREOF, the undersigned have caused this Amendment to be duly executed as of the date first indicated above.
ZIONS BANCORPORATION

By:	/s/ Harris H. Simmons Name: Harris H. Simmons Title: Chairman and CEO

ZB, NATIONAL ASSOCIATION, as Warrant Agent

By:	/s/ Paul E. Burdiss Name: Paul E. Burdiss Title: Executive Vice President

ZB, NATIONAL ASSOCIATION, as successor

By:	/s/ Paul E. Burdiss Name: Paul E. Burdiss Title: Executive Vice President